EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm and to the use of our reports effective December 31, 2004; December 31, 2005; December 31, 2006; and December 31, 2007, in the Energy Partners, Ltd. Annual Report on Form 10-K for the year ended December 31, 2007, to be filed with the U.S. Securities and Exchange Commission on or about February 27, 2008.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

February 26, 2008

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